Filed Pursuant to Rule 424(b)(5)
Registration No. 333-294908

Prospectus Supplement to Prospectus dated April 7, 2026

2,266,729 Shares

Tamboran Resources Corporation

Common Stock

We are conducting a registered direct institutional entitlement offer (the “Institutional Entitlement Offer”) of up to 2,266,729 shares of common stock, $0.001 par value (“common stock”). The shares of common stock are being offered directly to Eligible Holders (as defined below) pursuant to this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement carefully before you invest in our securities. For further information on how to subscribe for common stock in the Institutional Entitlement Offer, see “The Offering.”

The Institutional Entitlement Offer allows Eligible Holders to subscribe for shares of common stock at the Subscription Price set forth on the cover of this prospectus supplement. The entitlement ratio is one-for-ten, meaning each Eligible Holder may subscribe for one share of common stock (or CDIs at the applicable ratio) for every ten shares of common stock (or CDIs at the applicable ratio) held as of April 8, 2026 (the “Record Date”).

This prospectus supplement relates only to the offer and sale of shares of common stock in the Institutional Entitlement Offer. A separate and subsequent retail entitlement offer (the “Retail Entitlement Offer” together with the Institutional Entitlement Offer, the “Entitlement Offer”) will be conducted for eligible non-U.S. holders of CHESS Depositary Interests (“CDIs”) at the same Subscription Price and entitlement ratio; CDIs are not being offered or sold pursuant to this prospectus supplement and are not being registered under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “TBN.” The last reported sale price of our common stock on April 6, 2026, was $42.94 per share. Our CDIs, each representing 1/200th of one share of our common stock, are listed on the Australian Securities Exchange (“ASX”) under the symbol “TBN.” This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any CDIs.

Concurrently with the Institutional Entitlement Offer, we are conducting a separate underwritten public offering (the “Underwritten Offering”) of 2,956,602 shares of common stock. We have granted the underwriters in the Underwritten Offering the option to purchase up to an additional 443,491 shares of our common stock on the same terms and conditions within 30 days of the date of this prospectus supplement. The Underwritten Offering is a separate offering from the Entitlement Offer, and completion of the Underwritten Offering is not conditioned on completion of the Entitlement Offer, and vice versa. The Underwritten Offering is being made pursuant to a separate prospectus supplement and accompanying base prospectus filed with the Securities and Exchange Commission (the “SEC”). This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the shares of common stock we are offering in the Underwritten Offering. Further details are set out in “The Concurrent Underwritten Offering.”

Bryan Sheffield, our largest shareholder, Scott Sheffield, our director, and certain of our other directors and officers, or their respective nominees (the “Interested Purchasers”) have, severally and not jointly, indicated an interest in purchasing up to an aggregate of approximately $6 million of shares of common stock in this offering. Because this indication of interest is not a binding agreement or commitment to purchase, we can provide no assurances with respect to whether the Interested Purchasers will purchase shares in this offering or, if they elect to purchase shares, the number of shares they ultimately will acquire.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

	Per Share	Total
Subscription Price	$35.00	$79,335,515.00
Proceeds, before offering expenses, to us	$35.00	$79,335,515.00

In the Institutional Entitlement Offer, RBC Capital Markets, LLC will act as our exclusive placement agent (in such capacity, the “placement agent”) with respect to the shares of our common stock offered by this prospectus supplement. RBC Capital Markets is not purchasing or selling any securities in the Institutional Entitlement Offer, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. The placement agent will use its reasonable best efforts to solicit offers for the purchases of the shares of the common stock offered hereby. There is no assurance that any such shares of common stock will be sold.

We expect to deliver the shares of common stock against payment in New York, New York on or about April 14, 2026, which is the fifth business day after the initial trade date for the shares of common stock offered hereby (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares before the business day before the settlement date must, because the shares initially will settle T+5, specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Placement Agent

RBC Capital Markets

The date of this prospectus supplement is April 7, 2026

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) on Form S-3 and relate to offerings by the Company of its common stock. Before purchasing any of the common stock that the Company is offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference under the heading “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the Entitlement Offer. Generally, when we refer to this prospectus, we are referring to both parts of this document combined, together with the documents incorporated by reference herein or therein. To the extent the information contained in this prospectus supplement differs from or conflicts with the information contained in the accompanying prospectus or any document incorporated by reference having an earlier date, the information in this prospectus supplement will control. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus supplement and the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the placement agent take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.

We are not, and the placement agent is not, making an offer to sell the shares of common stock in any jurisdiction where the offer or sale is not permitted. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation on our behalf or on behalf of the placement agent to subscribe for and purchase, any securities, and this prospectus supplement may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. You should assume that the information contained in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only and that any information we have incorporated by reference or included in the accompanying prospectus is accurate only as of the date given in the document incorporated by reference or as of the date of the accompanying prospectus, as applicable, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying prospectus incorporate by reference market data and certain other statistical information that are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the placement agent have independently verified the accuracy or completeness of this information. Some data is also based on our good-faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any third-party publications or our good-faith estimates.

References in this prospectus to “Tamboran,” “the Company,” “we,” “us,” and “our” refer to Tamboran Resources Corporation, a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified or as the context otherwise requires. All references herein to the “Board” refer to the board of directors of the Company.

This prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus forms a part and the offering have not been, nor will they need to be, lodged with the Australian Securities & Investments Commission. This prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus forms a part are not a “Prospectus” under Chapter 6D of the Corporations Act 2001 (Cth) of Australia (“Australian Corporations Act”). Any offer of shares of common stock in Australia is made only to persons to whom it is lawful to offer shares of common stock without disclosure under one or more of certain of the exemptions set out in section 708 of the Australian Corporations Act, or an “exempt person.” Further details of the exemptions are set out below in “Plan of Distribution.” By accepting this prospectus supplement, an offeree in Australia represents that the offeree is an exempt person. No shares of common stock will be issued or sold in this offering in circumstances that would require the giving of a “Prospectus” under Chapter 6D of the Australian Corporations Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the documents incorporated by reference herein and any accompanying prospectus include forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe(s),” “estimate(s),” “expect(s),” “predict(s),” “project(s),” “forecast(s),” “may,” “might,” “will,” “could,” “should,” “would,” “seek(s),” “plan(s),” “scheduled,” “possible,” “continue,” “potential,” “anticipate(s)” or “intend(s)” or similar expressions; provided that the absence of these does not mean that a statement is not forward-looking. Factors that may impact such forward-looking statements include:

•	our early stage of development with no material revenue expected until late 2026 and our limited operating history;

•	the substantial additional capital required for our business plan, which we may be unable to raise on acceptable terms;

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risks related to the pending acquisition of Falcon Oil & Gas Ltd. (“Falcon”), including the risk that the Falcon Acquisition (as defined herein) may not be completed on the anticipated timeline or at all;

•	risks related to the Entitlement Offer and the Underwritten Offering;

•	our strategy to deliver natural gas to the Australian East Coast and select Asian markets being contingent upon constructing additional pipeline capacity, which may not be secured;

•	the absence of proved reserves and the risk that our drilling may not yield natural gas in commercial quantities or quality;

•	the uncertainty in estimating the characteristics of our property;

•	the speculative nature of drilling activities, which involve significant costs and may not result in discoveries or additions to our future production or reserves;

•	the challenges associated with importing U.S. practices and technology to the Northern Territory, which could affect our operations and growth due to limited local experience;

•	the critical need for timely access to appropriate equipment and infrastructure, which may impact our market access and business plan execution;

•	the operational complexities and inherent risks of drilling, completions, workover, and hydraulic fracturing operations that could adversely affect our business;

•	the uncertainty of our industry as a whole;

•	the volatility of natural gas prices and its potential adverse effect on our financial condition and operations;

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the difficulty in executing our business strategy if we cannot manage our future growth effectively, our inability to obtain the commercial contracts necessary to facilitate direct delivery of our natural gas production on commercially reasonable terms;

•	the risks of construction delays, cost overruns, and negative effects on our financial and operational performance associated with midstream projects;

•	the potential fundamental impact on our business if our assessments of the Beetaloo are materially inaccurate;

•	the uncertainties in estimating existing quantities of proved and possible reserves;

•	our dependence on certain members of management and our technical team;

•	our limited control over properties operated by others or through joint ventures;

•	the concentration of all our assets and operations in the Beetaloo, making us susceptible to region-specific risks;

•	our inability to make accretive acquisitions or successfully integrate acquired businesses or assets, including in connection with the Falcon Acquisition;

•	operating hazards that could result in liabilities for which we may not have adequate insurance coverage;

•	the risks inherent to the exploration and production of natural gas;

•	delays and cost overruns resulting from the long term development schedule of natural gas projects;

•	the substantial doubt raised by our recurring operational losses, negative cash flows, and cumulative net losses about our ability to continue as a going concern;

•	our ability to attract a third-party partner and secure permitting to develop an additional LNG export terminal on the Middle Arm Precinct located within the Darwin Harbour, in the Northern Territory;

•	financial crises;

•	events outside our control, such as epidemics, geopolitical instability, or terrorist attacks;

•	cybersecurity threats and disruptions, as well as any compromised information or systems resulting from such disruptions;

•	potential legal proceedings that result in liabilities;

•	risks related to corporate social responsibility and our estimates thereof;

•	complex laws and regulations that could affect our operational costs and feasibility or lead to significant liabilities;

•	community opposition that could result in costly delays and impede our ability to obtain necessary government approvals;

•	exploration and development activities in the Beetaloo that may lead to legal disputes, operational disruptions, and reputational damage due to native title and heritage issues;

•	the requirement to produce natural gas on a Scope 1 net zero basis upon commencement of commercial production, with internal goals for operational net zero, which may increase our production costs;

•	the increased attention to environmental, social and governance (“ESG”) matters and environmental conservation measures that could adversely impact our business operations;

•	restrictions and delays that may result from federal and local initiatives relating to hydraulic fracturing;

•	reduced demand for the natural gas we produce or increased compliance costs due primarily to risks related to climate change;

•	limitations on our ability to pursue business strategies if we incur costs related to a failure to comply with environmental, health or safety regulations;

•	potential future regulation by the Northern Territory of Australia;

•	unanticipated water and waste disposal costs as a result of increased water-related laws and regulations;

•	restrictions on drilling, completion, production or related activities intended to protect certain species of wildlife;

•	increased costs of compliance with evolving data privacy laws;

•	risks related to our corporate structure;

•	risks related to our common stock and CDIs; and

•	the other risk factors discussed in this prospectus supplement and the Company’s filings with the SEC.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this prospectus supplement are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this prospectus supplement, except as required by law.

Additionally, certain forward-looking and other statements in this prospectus supplement or other locations, such as the Company’s corporate website, regarding ESG matters are informed by various ESG standards and frameworks (which may include standards for the measurement of underlying data) and the interests of various stakeholders. Accordingly, such information may not be, and should not be interpreted as necessarily being, “material” under the federal securities laws for SEC reporting or other regulatory purposes, even if the Company uses the word “material” or “materiality” in such discussions. ESG information is also often reliant on third-party information or methodologies that are subject to evolving expectations and best practices, and the Company’s approach to and discussion of these matters may continue to evolve as well. For example, the Company’s disclosures may change due to revisions in framework requirements, availability of information, changes in its business or applicable governmental policies, or other factors, some of which may be beyond its control.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included in or incorporated by reference into this prospectus supplement and does not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus and the other documents to which we refer or which are otherwise incorporated by reference before you decide to invest. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and the Entitlement Offer, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained in and incorporated by reference under the section titled “Risk Factors” on page S-14 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company Overview

Tamboran is a growth-driven independent natural gas exploration and production company focused on an integrated approach to the commercial development of the natural gas resources in the Beetaloo Basin located within the Northern Territory of Australia. Through its subsidiaries, Tamboran holds approximately 1.9 million net prospective acres and is the largest acreage holder in the Beetaloo Basin.

Recent Developments

Concurrent Underwritten Offering

Concurrently with the Institutional Entitlement Offer, we are conducting a separate underwritten public offering (the “Underwritten Offering”) of 2,956,602 shares of common stock. We have granted the underwriters in the Underwritten Offering the option to purchase up to an additional 443,491 shares of our common stock on the same terms and conditions within 30 days of the date of this prospectus supplement. The Underwritten Offering is a separate offering from the Entitlement Offer, and completion of the Underwritten Offering is not conditioned on completion of the Entitlement Offer, and vice versa. The Underwritten Offering is being made pursuant to a separate prospectus supplement. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any of the shares of common stock we are offering in the Underwritten Offering. Further details are set out in “The Concurrent Underwritten Offering.”

Farm-In Agreement

On March 30, 2026, Tamboran (Beetaloo) Pty Limited, a company organized under the laws of Australia and an indirect wholly owned subsidiary of Tamboran (“Australia Sub”), a subsidiary of Tamboran, entered into a Farm-In Agreement (the “Farm-In Agreement”) with Daly Waters Energy, LP (“DWE”). Under the terms of the Farm-In Agreement, the Company will farm down approximately 10,000 acres of its working interest across the Shenandoah North Pilot Area, the Shenandoah South Pilot Area and the Beetaloo Central Development Area (the “BCD Area”) to DWE. The Farm-In Agreement provides for a staged earn-in, up to approximately US$28.5 million, subject to structured off-ramp provisions, which include a milestone carry right granted to Australia Sub.

The Farm-In Agreement was made pursuant to DWE’s joint venture with INPEX Corporation (“INPEX”) and is over the same acreage as covered by the joint venture. Royalties attributed to the net working interests farmed into by the Farm-In Agreement in the Shenandoah North Pilot Area, the Shenandoah South Pilot Area and the BCD Area, as applicable, will be the relevant Falcon Oil & Gas Australia Limited (“FOGA”) royalties apportioned on a pro-rata basis. The completion of the transaction under the Farm-In Agreement is contingent upon Australia Sub receiving a 98.1% interest in FOGA, as part of a Plan of Arrangement between the Company and Falcon Oil & Gas Limited, a corporation incorporated under the Business Corporations Act (British Columbia) (“Falcon”) and is subject to certain conditions precedent in the farm-in between DWE and INPEX along with closure of the Company’s acquisition with Falcon.

Falcon Acquisition

On September 30, 2025, Tamboran, Australia Sub, and Tamboran Resources Investments Holding Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Tamboran (“U.S. Sub”), entered into an Arrangement Agreement (the “Arrangement Agreement”) with Falcon, pursuant to which, on the terms and subject to the conditions set forth therein, (a) Australia Sub will acquire from Falcon approximately 98.1% of the issued and outstanding equity interests (the “Falcon Interests”) of FOGA, and (b) U.S. Sub will acquire from Falcon all of the issued and outstanding equity interests (together with the Falcon Interests, the “Subject Interests”) of TXM Oil and Gas Exploration Kft., Falcon Oil & Gas Ireland Limited, Falcon Oil & Gas Holdings Ireland Limited and Falcon Exploration and Production South Africa (Pty) Ltd (collectively, the “Falcon Acquisition,” and the entities being acquired, the “Falcon Entities”). In exchange for the Subject Interests, Tamboran will issue to Falcon 6,537,503 shares of common stock (the “Stock Consideration”) and pay to Falcon $23.7 million in cash.

The closing of the Falcon Acquisition (the “Closing”) is subject to certain conditions, including, among others, the approval of the Falcon Acquisition by the Supreme Court of British Columbia on terms consistent with the Arrangement Agreement and otherwise reasonably satisfactory to the parties.

On March 27, 2026, the Supreme Court of British Columbia approved the Falcon Acquisition subject to certain amendments to the Arrangement Agreement and the related Plan of Arrangement (as defined in the Arrangement Agreement). Tamboran and Falcon intend to consummate the Falcon Acquisition as promptly as practicable (and, in any event, during the three months ended June 30, 2026).

On March 31, 2026, Tamboran, Australia Sub, U.S. Sub, and Falcon entered into an Amending Agreement (the “Amendment”) to the Arrangement Agreement, (together with the Amendment, the “Amended Arrangement Agreement”). Pursuant to the Amendment, the parties amended the termination date from March 30, 2026 to April 30, 2026 (the “Termination Date”); provided, however, that if, as of April 30, 2026, (i) the conditions to closing relating to governmental or regulatory approvals have not been satisfied or waived, or (ii) the Office of Foreign Assets Control of the U.S. Department of the Treasury has not issued Tamboran an amended license permitting the parties to consummate the Arrangement (as defined in the Amended Arrangement Agreement), but all other conditions to closing have been satisfied (or are capable of being satisfied) or waived, then the Termination Date shall automatically be extended to June 30, 2026. All other terms of the Arrangement Agreement remain the same.

Upon completion of the Falcon Acquisition, Tamboran (or its subsidiaries) will also enter into consulting agreements with certain directors and officers of Falcon, pursuant to which Tamboran will issue to those directors and officers options to purchase an aggregate of up to 369,084 shares at an exercise price of $21.94 per share.

Further, following completion of the Falcon Acquisition, upon Australia Sub owning the Falcon Interests, Australia Sub will become entitled to compulsorily acquire the remaining 1.9% of the issued and outstanding equity interests of Falcon (the “Falcon minority stock”) held by the shareholders other than Falcon (the “Falcon minority holders”). Following completion of the Falcon Acquisition, Australia Sub intends to proceed with the compulsory acquisition of the Falcon minority stock for cash consideration at a price per share no less than the price paid to Falcon for the Falcon Interests. To the extent that any Falcon minority holders notify Australia Sub that they wish to receive shares of Tamboran common stock in lieu of cash, Tamboran and Australia Sub will consider and may agree to such requests. If Tamboran and Australia Sub agree to issue shares of Tamboran common stock in lieu of cash to such requesting Falcon minority holders, Tamboran may issue to the Falcon minority holders up to an aggregate of 147,508 shares of Tamboran common stock.

Corporate Information

Our common stock is listed on NYSE under the symbol “TBN.” Our CHESS Depositary Interests, or CDIs (each representing 1/200th of one share of our common stock), are listed on the Australian Securities Exchange, or ASX, under the symbol “TBN.” The mailing address of the Company’s principal executive office is Suite 01, Level 39, Tower One, International Towers Sydney 100 Barangaroo Avenue, Barangaroo NSW 2000. Our telephone number is Australia +61 2 8330 6626. Our website address is www.tamboran.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus supplement or any accompanying prospectus. We have included our website address in this prospectus supplement solely as an inactive textual reference.

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the Company’s initial public offering, which closed on June 28, 2024. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus supplement is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Smaller Reporting Company

We are also a “smaller reporting company” under the Exchange Act. We may continue to be a smaller reporting company so long as, as of June 30 of the preceding year, (i) the market value of our voting and non-voting equity held by non-affiliates, or our public float, is less than $250 million; or (ii) we have annual revenues less than $100 million and either we have no public float or our public float is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Tamboran Resources Corporation

Common stock offered hereby	2,266,729 shares.

Common stock to be outstanding immediately after this offering (assuming a full subscription)	24,934,018 shares.

Indications of Interest	Bryan Sheffield, our largest shareholder, Scott Sheffield, our director, and certain of our other directors and officers, or their respective nominees (the “Interested Purchasers”) have, severally and not jointly, indicated an interest in purchasing up to an aggregate of approximately $6 million of shares of common stock in this offering. Because this indication of interest is not a binding agreement or commitment to purchase, we can provide no assurances with respect to whether the Interested Purchasers will purchase shares in this offering or, if they elect to purchase shares, the number of shares they ultimately will acquire.

Eligibility to participate	This offering is available only to holders of common stock as of the Record Date who qualify as “Eligible Holders.” For purposes of participating in the Institutional Entitlement Offer, an “Eligible Holder” is either:

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a holder of common stock (or CDIs) as of the Record Date who is (i) an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or (ii) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act

Entitlement Offer Ratio	The entitlement ratio is one-for-ten, meaning each Eligible Holder may subscribe for one share of common stock (or CDIs at the applicable ratio) for every ten shares of common stock (or CDIs at the applicable ratio) held as of the Record Date.

How to participate	Eligible Holders who wish to subscribe for shares of common stock under the Institutional Entitlement Offer should contact the placement agent, RBC Capital Markets, directly at:

Telephone: (212) 428-6532

Email: dan.king@rbccm.com

To subscribe, participants must complete the following steps:

Step 1: Confirm Eligibility and Indicate Subscription Amount

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Contact the placement agent to express your interest in participating as an Eligible Holder and indicate the number of shares of common stock you wish to subscribe for. The placement agent will email you a “Securityholder Declaration Form” that must be promptly returned along with evidence of your holdings as of the Record Date. Documentation must be reasonably satisfactory to the placement agent.

Step 2: Submit Share Purchase Agreement

•	Following confirmation of eligibility, the placement agent will deliver to you a Share Purchase Agreement (“SPA”) via email. The SPA must be fully executed and returned to the placement agent.

Step 3: Remit Subscription Funds

•	Remit subscription funds in the amount of the Cash Payment (as defined in the SPA) by wire transfer. Wire instructions will be provided upon confirmation of eligibility.

Eligible Holders located outside the United States who wish to subscribe for CDIs (rather than common stock) must follow separate instructions that will be distributed through non-U.S. channels.

Deadlines and Certain Conditions	All subscriptions must be received prior to the end of the Institutional Entitlement Offer subscription period, which is 9:00 a.m. Eastern Time on April 8, 2026 (which may be extended at the Company’s discretion). Failure to submit complete documentation or remit funds by the deadline will result in the rejection of your subscription. The Company is under no obligation to notify participants of incomplete submissions or to extend any deadline for any reason.

The Company reserves the right to reject or scale back any subscription in its sole and absolute discretion. Without limiting the foregoing, the Company may reject a subscription where it is unable to verify the holder’s Record Date position, Eligible Holder status, or compliance with the terms of the Institutional Entitlement Offer. The Company is not required to provide any reason for rejection.

The Institutional Entitlement Offer is subject to various conditions, including satisfaction of customary closing conditions. The Company reserves the right to extend, suspend, or terminate the Institutional Entitlement Offer at any time prior to settlement, in its sole discretion and without prior notice, subject to applicable laws. In the event of termination, subscription funds received will be returned to participants without interest.

Neither the Company nor the placement agent shall have any liability to any participant for any subscription that is rejected due to late submission, incomplete documentation, failure to remit funds, or any other reason. Participants are solely responsible for ensuring timely and complete compliance with all subscription requirements.

Concurrent Underwritten Offering	Concurrently with the Institutional Entitlement Offer, we are conducting a separate underwritten public offering (the “Underwritten Offering”) of 2,956,602 shares of common stock. We have granted the underwriters in the Underwritten Offering the option to purchase up to an additional 443,491 shares of our common stock on the same terms and conditions within 30 days of the date of this prospectus supplement. The Underwritten Offering is a separate offering from the Entitlement Offer, and completion of the Underwritten Offering is not conditioned on completion of the Entitlement Offer, and vice versa. The Underwritten Offering is being made pursuant to a separate prospectus supplement. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any of the shares of common stock we are offering in the Underwritten Offering. Further details are set out in “The Concurrent Underwritten Offering.”

Use of Proceeds	We estimate that the net proceeds to us from the Entitlement Offer, after deducting estimated offering expenses payable by us, will be approximately $78.8 million. We currently intend to use the net proceeds from the Entitlement Offer, along with the proceeds of the Underwritten Offering, to fund the additional drilling in the Pilot Area, resource delineation in the Orion Acreage and the Beetaloo Central Development Area, drilling in the EP 161 acreage, working capital, and other general corporate purposes. For further information, see the section of this prospectus supplement entitled “Use of Proceeds.”

Voting Rights	One vote per share of common stock.

Market for common stock	Our common stock is listed on NYSE under the symbol “TBN.” Our CDIs are listed on the ASX under the symbol “TBN” with each CDI representing 1/200th of one share of our common stock.

Risk Factors	This investment involves significant risk. You should carefully read and consider the information set forth under the section of this prospectus supplement entitled “Risk Factors” and under similar headings in the other documents that are incorporated by reference herein for a discussion of factors you should consider before investing in our securities.

The number of shares of our common stock that will be outstanding after the Entitlement Offer is based on 22,667,289 shares of our common stock outstanding as of March 31, 2026, and excludes:

•	up to 3,400,093 common stock that may be issued in the Underwritten Offering;

•	6,537,503 shares of common stock to be issued to Falcon in connection with the consummation of the Falcon Acquisition;

•

up to 147,508 shares of common stock issuable to the Falcon Australia minority holders in connection with the compulsory acquisition of the Falcon Australia minority stock, to the extent such holders elect to receive shares of common stock in lieu of cash;

•	369,084 options with an exercise price of $21.94 per share issued to certain of Falcon’s former directors and officers through consulting agreements upon Closing of the Falcon Acquisition;

•

1,438,751 additional shares of our common stock reserved for future awards pursuant to the 2024 Equity Award Plan (the “2024 Plan”) as of March 31, 2026 (and which excludes any potential evergreen increases pursuant to the terms of the 2024 Plan); and

•	270,006 additional shares of our common stock reserved for awards granted under the 2021 Equity Incentive Plan (the “2021 Plan”).

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters in our Underwritten Offering of their option to purchase up to 443,491 shares of our common stock from us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the risk factors set forth below, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2025, and other filings we make with the SEC, which are incorporated by reference in this prospectus supplement, and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus prior to making an investment in our common stock. If any of the described risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. Please read “Cautionary Note Regarding Forward-Looking Statements.”

The risks described below and those risks described in documents incorporated by reference into this prospectus supplement are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also adversely affect our business operations.

Risks Related to the Falcon Acquisition

The Falcon Acquisition may not be completed on the anticipated timeline or at all, and the pendency of the Falcon Acquisition could adversely affect our business, financial condition and results of operations.

While the Falcon Acquisition has received approval from the Supreme Court of British Columbia subject to Tamboran and Falcon making certain changes to the Arrangement Agreement and related Plan of Arrangement, the Closing remains subject to certain other conditions, including the implementation of such amendments to the Arrangement Agreement and related Plan of Arrangement as set forth in the final order of the Supreme Court of British Columbia. If any of the remaining conditions to Closing are not satisfied or waived, the Falcon Acquisition may not be completed on the anticipated timeline or at all.

The pendency of the Falcon Acquisition could cause disruptions in our business relationships, as joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships, or consider entering into business relationships with parties other than the Company following the Falcon Acquisition. The Arrangement Agreement also subjects us to restrictions on our business activities prior to the Closing, obligating us to generally conduct our business in the ordinary course, which could prevent us from pursuing certain business opportunities that arise prior to the Closing and are outside the ordinary course of business. We have also incurred, and expect to continue to incur, significant transaction costs in connection with the Falcon Acquisition, including fees paid to legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees, many of which will be borne by us whether or not the Falcon Acquisition is completed. If the Falcon Acquisition is not completed, we may experience negative reactions from the financial markets, including negative impacts on the price of our common stock, and we would still be required to pay certain significant costs relating to the Falcon Acquisition. We may also be required to pay a termination fee of $3.75 million as required by the Arrangement Agreement.

The combined company may be unable to integrate the businesses of Tamboran and the Falcon Entities successfully or realize the anticipated benefits of the Falcon Acquisition.

The Falcon Acquisition involves the combination of an independent public company with the subsidiaries of another independent public company. The combination of independent businesses is complex, costly and time consuming, and Tamboran will be required to devote significant management attention and resources to integrating the business practices and operations of the Falcon Entities into Tamboran. Potential difficulties that Tamboran may encounter as part of the integration process include the following:

•

the inability to successfully combine the business of Tamboran and the Falcon Entities in a manner that permits the combined company to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the Falcon Acquisition;

•

complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Falcon Acquisition.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the Falcon Acquisition or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company following the Falcon Acquisition.

The trading price and volume of our common stock may be volatile following the Falcon Acquisition.

The trading price and volume of our common stock may be volatile following completion of the Falcon Acquisition. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the combined company common stock. As a result, you may suffer a loss on your investment. Many factors may impair the market for the combined company common stock and the ability of investors to sell shares at an attractive price, and could also cause the market price and demand for the combined company common stock to fluctuate substantially, which may negatively affect the price and liquidity of the combined company common stock. Many of these factors and conditions are beyond the control of the combined company or the combined company stockholders.

The market price of our common stock may decline if large amounts of common stock are sold following the Falcon Acquisition and may be affected by factors different from those that historically have affected or currently affect the market price of our common stock.

The market price of common stock may fluctuate significantly following completion of the Falcon Acquisition and holders of common stock could lose some or all of the value of their investment. Upon the consummation of the Falcon Acquisition, Tamboran will issue shares of common stock to former Falcon shareholders. The Arrangement Agreement contains no restrictions on the ability of former Falcon shareholders to sell or otherwise dispose of such shares following completion of the Falcon Acquisition. Former Falcon shareholders may decide not to hold the shares of common stock that they receive in the Falcon Acquisition, and Tamboran’s historic stockholders may decide to reduce their investment in Tamboran as a result of the changes to Tamboran’s investment profile as a result of the Falcon Acquisition. These sales of common stock (or the perception that these sales may occur) could have the effect of depressing the market price for common stock. In addition, Tamboran’s financial position after completion of the Falcon Acquisition may differ from its financial position before the completion of the Falcon Acquisition, and the results of Tamboran’s operations and cash flows after the completion of the Falcon Acquisition may be affected by factors different from those currently affecting its financial position or results of operations and cash flows, all of which could adversely affect the market price of common stock. Accordingly, the market price and performance of common stock is likely to be different from the performance of common stock prior to the Falcon Acquisition. Furthermore, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, our common stock, regardless of our actual operating performance.

The anticipated benefits attributable to the Falcon Acquisition may vary from expectations.

The combined company may fail to realize the anticipated benefits expected from the Falcon Acquisition, which could adversely affect the combined company’s business, financial condition and operating results. The success of the Falcon Acquisition will depend, in significant part, on the combined company’s ability to successfully integrate the acquired business and realize the anticipated strategic benefits from the combination. Tamboran believes that the combination of the two leading Beetaloo Basin businesses will provide a pro forma 2.9 million net prospective acres across the Beetaloo Basin depocenter. The anticipated benefits of the Falcon Acquisition may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If the combined company is not able to achieve these objectives and realize the anticipated benefits expected from the Falcon Acquisition within the anticipated timing or at all, the combined company’s business, financial condition and operating results may be adversely affected.

Risks Related to the Entitlement Offer and Ownership of our Common Stock and our CDIs

The Underwritten Offering is a separate offering from the Entitlement Offer, and completion of the Underwritten Offering is not conditioned on completion of the Entitlement Offer, and vice versa. As a result, the Company may complete one offering without completing the other.

The Entitlement Offer is being conducted concurrently with the Underwritten Offering. Completion of the Underwritten Offering is not conditioned on completion of the Entitlement Offer, and vice versa. As a result, if one offering closes but the other does not close or raises less capital than anticipated, we may not raise the total amount of capital we are seeking, which could adversely affect our ability to execute our development plan and business strategy. Additionally, the Company retains absolute discretion to withdraw, reduce, or increase the size of the Entitlement Offer or the number of securities allocated to eligible investors. Exercise of this discretion could result in less capital being raised than currently anticipated or could affect the relative ownership percentages of investors participating in the offerings. Investors will not have certainty regarding the total capital raised or the ultimate dilutive effect of the concurrent offerings until after both offerings have closed.

We may invest or spend the proceeds of the Entitlement Offer in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from the Entitlement Offer are expected to be used to fund the additional drilling in the Pilot Area, resource delineation in the Orion Acreage and the Beetaloo Central Development Area, drilling in the EP 161 acreage, working capital, and other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Risks Related to the Underwritten Offering and Ownership of our Common Stock and our CDIs

We may invest or spend the proceeds of the Underwritten Offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from the Underwritten Offering are expected to be used to fund the additional drilling in the Pilot Area, resource delineation in the Orion Acreage and the Beetaloo Central Development Area, drilling in the EP 161 acreage, working capital, and other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Our Board has broad discretion to issue additional securities, and in order to raise sufficient funds to expand our operations, we may have to issue securities at prices which may result in substantial dilution to our stockholders.

We are entitled under our certificate of incorporation to issue up to 10,000,000,000 shares of common stock and 1,000,000,000 shares of preferred stock, although these amounts may change in the future subject to stockholder approval. Shares of our preferred stock provide our Board broad authority to determine voting, dividend, conversion and other rights. Any additional stock issuances could be made at a price that reflects a discount or premium to the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. Our Board may generally issue those shares of common stock and preferred stock, or convertible securities to purchase those shares, without further approval by our stockholders. Any preferred stock we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our Board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. We may also issue additional securities to our directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock incentive plans. The issuance of additional securities may cause substantial dilution to our stockholders.

If we issue debt securities, our operations may be restricted, we will be exposed to additional risk and the market price of our common stock could be adversely affected.

If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Holders of debt securities may also be granted specific rights, including, but not limited to, the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments and rights to approve the sale of assets. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.

Future sales of our common stock and CDIs, or the perception that such future sales may occur, may cause our market price to decline.

Sales of substantial amounts of our common stock and CDIs in the public market, or the perception that these sales may occur, could cause the market price of our common stock and CDIs to decline. In addition, the sale of such shares, or the perception that such sales may occur, could impair our ability to raise capital through the sale of additional common stock, CDIs or preferred stock. Except for any shares purchased by our affiliates, all of the shares of common stock sold in the Underwritten Offering will be freely tradable.

In connection with the Underwritten Offering, we and our directors and executive officers have agreed that for a period of 60 days following the date of this prospectus supplement, subject to certain exceptions, we or they will not sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of RBC Capital Markets, LLC and Wells Fargo Securities, LLC. See the section titled “The Concurrent Underwritten Offering” for a more complete description of the lock-up agreements with RBC Capital Markets, LLC and Wells Fargo Securities, LLC. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Investing in our common stock involves a significant degree of risk.

The investments we make in accordance with our investment objectives may result in a higher amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock and CDIs may not be suitable for someone with lower risk tolerance and investors in our common stock and CDIs may experience losses and volatility.

USE OF PROCEEDS

We estimate that the net proceeds to us from the Entitlement Offer, after deducting estimated offering expenses payable by us, will be approximately $78.8 million.

We currently intend to use the net proceeds from the Entitlement Offer, along with the proceeds of the Underwritten Offering, to fund the additional drilling in the Pilot Area, resource delineation in the Orion Acreage and the Beetaloo Central Development Area, drilling in the EP 161 acreage, working capital, and other general corporate purposes.

THE CONCURRENT UNDERWRITTEN OFFERING

Concurrently with the Institutional Entitlement Offer, we are conducting a separate underwritten public offering (the “Underwritten Offering”) of 2,956,602 shares of common stock. We have granted the underwriters in the Underwritten Offering the option to purchase up to an additional 443,491 shares of our common stock on the same terms and conditions within 30 days of the date of this prospectus supplement. The Underwritten Offering is a separate offering from the Entitlement Offer, and completion of the Underwritten Offering is not conditioned on completion of the Entitlement Offer, and vice versa. The Underwritten Offering is being made pursuant to a separate prospectus supplement. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any of the shares of common stock we are offering in the Underwritten Offering. RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the Underwritten Offering and acting as representatives of the underwriters named below. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the shares of common stock we are offering in the Underwritten Offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

•	on an actual basis;

•

as adjusted to give effect to the Underwritten Offering at the public offering price of $35.00 per share (assuming no exercise of the underwriters’ option to purchase additional shares) after deducting underwriting discounts and commissions and estimated offering expenses; and

•

as further adjusted to give effect to the proceeds of the Entitlement Offer, (excluding fees, after deducting estimated offering expenses), assuming a full subscription at the entitlement ratio, which is one-for-ten.

This table should be read in conjunction with the other information included or incorporated by reference in this prospectus supplement, including our consolidated financial statements and related notes.

	As of December 31, 2025
	Actual	As adjusted	As further adjusted
	(In thousands. except share and per share data)
Cash and cash equivalents(1)	$83,404	$180,708	$259,544
Total long term debt(2)	32,592	32,592	32,592
Total liabilities	109,803	109,803	109,803

Stockholders’ equity:
Common stock, par value $0.001 per share; 10,000,000,000 authorized shares; 21,115,136 issued and outstanding, actual; 10,000,000,000 authorized shares; 24,071,738 issued and outstanding, as adjusted; 10,000,000,000 authorized shares; 26,338,467 issued and outstanding, as further adjusted	21	24	26
Additional paid-in capital	542,712	640,013	718,848
Accumulated other comprehensive loss	(1,801)	(1,801)	(1,801)
Accumulated deficit	(182,077)	(182,077)	(182,077)
Total Tamboran Resources Corporation stockholders’ equity	358,855	456,169	534,996

Noncontrolling interest	131,897	131,897	131,897
Total stockholders’ equity	490,752	588,057	666,893

Total Capitalization	$523,344	$620,649	$699,485

(1)

Excludes restricted cash as of December 31, 2025, that represents amounts of $15.0 million held in a payment reserve account that serves as a security for servicing of expected future interest and commitment fee payments over the term of the long-term debt.

(2)	The outstanding principal balance is presented net of $1.0 million in unamortized debt issuance costs.

The number of shares of our common stock set forth in the table above excludes:

•	6,537,503 shares of common stock issuable to Falcon in connection with the consummation of the Falcon Acquisition;

•

up to 147,508 shares of common stock issuable to the Falcon Australia minority holders in connection with the compulsory acquisition of the Falcon Australia minority stock, to the extent such holders elect to receive shares of common stock in lieu of cash;

•	369,084 options with an exercise price of $21.94 per share issued to certain of Falcon’s former directors and officers through consulting agreements upon Closing of the Falcon Acquisition;

•	1,524,337 shares of common stock issued to certain private placement investors on January 16, 2026;

•

an aggregate of 1,550,000 additional shares of our common stock reserved for future awards pursuant to the 2024 Plan as of December 31, 2025 (and which excludes any potential evergreen increases pursuant to the terms of the 2024 Plan); and

•	270,006 additional shares of our common stock reserved for awards granted under the 2021 Plan.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the receipt and exercise of the rights acquired pursuant to the Institutional Entitlement Offer and the ownership, and disposition of our common stock issued upon exercise of such rights, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. Furthermore, there is no discussion herein of the tax consequences of participating in the Underwritten Offering or of the purchase, ownership or disposition of CDIs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the rights to acquire our common stock or shares of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to the rights acquired through the Institutional Entitlement Offer and shares of our common stock acquired upon exercise of rights, in each case, held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the U.S. tax treatment of a U.S. Holder that, at the time of the receipt of the rights, no longer holds the common stock with respect to which the rights were distributed, the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of rights acquired pursuant to the Institutional Entitlement Offer or shares of our common stock acquired pursuant to the exercise of such rights that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Receipt of Rights to Acquire Common Stock

The authorities governing transactions such as the Institutional Entitlement Offer are complex and unclear in certain respects. Section 305(a) of the Code generally provides that the receipt by a shareholder of rights to acquire stock is not included in the taxable income of the shareholder. The general non-recognition rule in Section 305(a) of the Code is, however, subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is generally a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) and an increase in the proportionate interest of other shareholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) in a corporation’s assets or earnings and profits. Although we have not made any distributions of cash or property (other than stock or rights to acquire stock) with respect to our stock or stock options, we do have outstanding debt instruments convertible into our stock. It is therefore uncertain whether the distribution of rights pursuant to the Institutional Entitlement Offer will qualify for the general non-recognition rule in Section 305(a) of the Code.

If the distribution of rights pursuant to the Institutional Entitlement Offer qualifies for the general non-recognition rule.

If the distribution of rights pursuant to the Institutional Entitlement Offer qualifies for the general non-recognition rule in Section 305(a) of the Code, a U.S. Holder’s receipt of such rights should not be treated as a taxable distribution with respect to such holder’s existing shares of our common stock for U.S. federal income tax purposes. If the fair market value of the rights a U.S. Holder receives is less than 15% of the fair market value of the U.S. Holder’s existing shares of our common stock with respect to which the rights are distributed on the date the U.S. Holder receives the rights, Section 307(b) of the Code provides that the rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. Holder elects to allocate the tax basis in the holder’s existing shares of our common stock between the existing shares of common stock and the rights in proportion to the relative fair market values of the existing shares of common stock and the rights determined on the date of receipt of the rights. If a U.S. Holder chooses to allocate tax basis between the holder’s existing common shares and the rights, the U.S. Holder must make this election on a statement included with the holder’s timely filed U.S. federal income tax return (including extensions) for the taxable year in which the U.S. Holder receives the rights. Such an election is irrevocable.

If, however, the fair market value of the rights a U.S. Holder receives is 15% or more of the fair market value of the holder’s existing shares of common stock on the date the U.S. Holder receives the rights, then the U.S. Holder must allocate tax basis in the existing shares of common stock between those shares and the rights the U.S. Holder receives in proportion to their fair market values determined on the date the U.S. Holder receives the rights.

The fair market value of the rights on the date that the rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the rights on that date. In determining the fair market value of the rights, U.S. Holders should consider all relevant facts and circumstances, including, without limitation, any difference between the subscription price of the rights and the trading price of our shares of common stock on the date that the rights are distributed, the fair market value and the length of the period during which the rights may be exercised.

A U.S. Holder’s holding period in the rights it receives should include the holding period of the U.S. Holder’s existing shares of common stock with respect to which the rights are distributed.

A U.S. Holder should not recognize gain or loss upon the exercise of a right received in the Institutional Entitlement Offer. A U.S. Holder’s adjusted tax basis, if any, in the right plus the subscription price should establish the U.S. Holder’s initial tax basis in the shares of common stock received upon exercise of such U.S. Holder’s right. It is unclear whether a U.S. Holder’s holding period for a share of common stock acquired upon exercise of a right in the Institutional Entitlement Offer will begin on the date of exercise or the day following the date of exercise.

If a U.S. Holder allows rights received in the Institutional Entitlement Offer to expire, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in its existing common shares previously allocated to the rights that have expired to such U.S. Holder’s existing common shares.

If the distribution of rights pursuant to the Institutional Entitlement Offer does not qualify for the general non-recognition rule.

If the receipt of rights pursuant to the Institutional Entitlement Offer is treated as a disproportionate distribution or otherwise fails to qualify for the general non-recognition rule in Section 305(a) of the Code, the fair market value of the rights to acquire common stock should be taxable to U.S. Holders of our common stock generally in the manner as described below under “—Distributions.” The Company does not anticipate having current or accumulated earnings and profits for the current taxable year, as determining for U.S. federal income tax purposes, and no part of the distribution is therefore expected to be treated as a dividend for U.S. federal income tax purposes.

A U.S. Holder should not recognize gain or loss upon the exercise of a right to acquire common stock received in the Institutional Entitlement Offer. A U.S. Holder’s adjusted tax basis in the right to acquire common stock plus the Subscription Price should establish the U.S. Holder’s initial tax basis in the shares of common stock received upon exercise of such U.S. Holder’s right. It is uncertain whether a U.S. Holder’s holding period for a share of common stock acquired upon exercise of a right to acquire common stock in the Institutional Entitlement Offer will begin on the date of exercise or the day following the date of exercise.

Distributions

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate, provided that certain holding period and other requirements are satisfied. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Sale or Other Taxable Disposition

Upon a sale, exchange, or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable to U.S. Holders who have not previously included such dividends in income as described above under “—Distributions”) and the U.S. Holder’s adjusted tax basis in our common stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock exceeded one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives dividend payments (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the shares of our common stock acquired through the exercise of rights. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt (or fails to properly establish an exemption) and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of rights acquired pursuant to the Institutional Entitlement Offer or shares of our common stock acquired pursuant to the exercise of such rights that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Receipt and Exercise of Rights to Acquire Common Stock

If the receipt of rights pursuant to the Institutional Entitlement Offer is treated as a nontaxable distribution

(see “—Tax Consequences Applicable to U.S. Holders—Receipt of Rights to Acquire Common Stock” above), Non-U.S. Holders should generally not be subject to U.S. federal income tax (or any withholding thereof) on the receipt or exercise of the rights to acquire common stock. Otherwise, the fair market value of the rights to acquire common stock should be taxable to Non-U.S. Holders of our common stock generally in the manner as described below under “—Distributions.”

Distributions

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

PLAN OF DISTRIBUTION

We are offering 2,266,729 shares of our common stock in a registered direct Institutional Entitlement Offer, as described in this prospectus supplement, at a price of $35.00 per share. The shares of our common stock are being offered directly to eligible purchasers, all of which are participating in the Institutional Entitlement Offer.

RBC Capital Markets, LLC has agreed to act as the exclusive placement agent in connection with the offering described in this prospectus supplement subject to the terms and conditions of an offer management agreement between us and the placement agent (which we refer to as the “Offer Management Agreement”). The placement agent is not purchasing or selling any of the shares of common stock offered pursuant to this prospectus supplement or the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of shares of common stock, but has agreed to use reasonable best efforts to arrange for the sale of all of the shares of common stock offered pursuant to this prospectus supplement. Therefore, we will enter into one or more Share Purchase Agreements directly with investors in connection with the offering pursuant to this prospectus supplement and the accompanying prospectus, and will only sell to investors who have entered into a Share Purchase Agreement.

We currently anticipate that closing of this placement will take place on or about April 14, 2026, which will be the fifth trading day following the initial trade date for the shares of common stock offered hereby (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares prior to the business day preceding the settlement date will be required, by virtue of the fact that the shares initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the shares who wish to trade the shares prior to the business day preceding the settlement date should consult their own advisors.

Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares of common stock purchased. Our obligation to issue and sell shares of common stock to the investors is subject to the conditions set forth in the Share Purchase Agreements, which may be waived by us at our discretion. An investor’s obligation to purchase shares of common stock is subject to the conditions set forth in the Share Purchase Agreements as well, which may also be waived. There is no requirement that any minimum number or dollar amount of shares of common stock be sold in this placement, and there can be no assurance that we will sell all or any of the shares of common stock being offered.

We estimate the total expenses that will be payable by us in connection with the offering described in this prospectus supplement will be approximately $500,000.

We have agreed to indemnify the placement agent and specified other persons against liabilities relating to or arising out of the agent’s services under the Offer Management Agreement, to the fullest extent lawful, and contribute to payments that the placement agent may be required to make in respect of such liabilities. We have also agreed to reimburse the placement agent for certain of its expenses in an amount up to $30,000.

We intend to have the common stock offered hereby approved for listing on the NYSE under the symbol “TBN.”

The placement agent and certain of its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses. The placement agent is acting as an underwriter for the Underwritten Offering and will receive customary compensation in connection therewith.

In addition, in the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend securities and instruments. RBC Capital Markets, LLC is also acting as a joint book-running manager and underwriter in connection with the Underwritten Offering.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriters may arrange to sell the common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Australian Corporations Act and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Australian Corporations Act.

Any offer in Australia of the shares of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Australian Corporations Act), “professional investors” (within the meaning of section 708(11) of the Australian Corporations Act) and “wholesale clients” (within the meaning of section 761G of the Australian Corporations Act), so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Australian Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Australian Corporations Act would not be required pursuant to an exemption under section 708 of the Australian Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Australian Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”) an offer to the public of our common stock may not be made in that Member State, except that an offer to the public in that Member State of our common stock may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement to a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and the Council of the European Union and includes any relevant delegated regulations in the Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in

Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 35 the Swiss Financial Services Act (FinSA) or the disclosure standards for listing prospectuses under of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Austin, Texas. Certain matters will be passed upon for the placement agent by Clifford Chance US LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Tamboran Resources Corporation as of and for the year ended June 30, 2025, incorporated by reference in this prospectus supplement, have been audited by Ernst & Young, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

Our website is www.tamboran.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, can be obtained from this site at no cost. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement is part, with respect to the common stock that we will offer. This prospectus supplement and any accompanying prospectus do not contain all of the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the common stock we may offer. Statements we make in this prospectus supplement and any accompanying prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and any accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and any accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement, any accompanying prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and any accompanying prospectus to the extent that a statement contained in this prospectus supplement or any accompanying prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended June 30, 2025, filed with the SEC on September 25, 2025.

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June  30, 2025 from our definitive Proxy Statements on Schedule 14A, filed with the SEC on October 28, 2025.

•

Our Current Reports on Form 8-K filed with the SEC on July 17, 2025, July 22, 2025, July 28, 2025 (as amended by Forms 8-K/A filed September  9, 2025 and October 17, 2025), September  30, 2025, October 3, 2025, October 24, 2025, November 25, 2025, December 8, 2025, January 13, 2026, January 15, 2026, January 22, 2026, March  4, 2026, March 20, 2026, April  3, 2026 and April 6, 2026 (other than documents or portions of those documents deemed to be furnished but not filed).

•	The description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended June 30, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

Tamboran Resources Corporation

Suite 01, Level 39, Tower One, International Towers Sydney

100 Barangaroo Avenue, Barangaroo NSW 2000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PROSPECTUS

Tamboran Resources Corporation

Common Stock

Preferred Stock

Warrants

Purchase Contracts

Units

Rights

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “TBN.” Our CHESS Depositary Interests (“CDIs”) are listed on the Australian Securities Exchange under the symbol “TBN” with 200 CDIs representing an interest in one share of our common stock. On April 6, the last reported sale price of our common stock on the New York Stock Exchange was $42.94 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. To the extent necessary, each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Tamboran,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Tamboran Resources Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “commit,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “might,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “seek,” “would” or “continue,” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to, the following:

It is possible that our future financial performance may differ from expectations due to a variety of factors, including but not limited to our early stage of development with no material revenue expected until late 2026 and our limited operating history; the substantial additional capital required for our business plan, which we may be unable to raise on acceptable terms; risks related to the pending acquisition of Falcon Oil & Gas Ltd. (“Falcon”), including the risk that the Falcon acquisition may not be completed on the anticipated timeline or at all; our strategy to deliver natural gas to the Australian East Coast and select Asian markets being contingent upon constructing additional pipeline capacity, which may not be secured; the absence of proved reserves and the risk that our drilling may not yield natural gas in commercial quantities or quality; the uncertainty in estimating the characteristics of our property; the speculative nature of drilling activities, which involve significant costs and may not result in discoveries or additions to our future production or reserves; the challenges associated with importing U.S. practices and technology to the Northern Territory, which could affect our operations and growth due to limited local experience; the critical need for timely access to appropriate equipment and infrastructure, which may impact our market access and business plan execution; the operational complexities and inherent risks of drilling, completions, workover, and hydraulic fracturing operations that could adversely affect our business; the uncertainty of our industry as a whole; the volatility of natural gas prices and its potential adverse effect on our financial condition and operations; the difficulty in executing our business strategy if we cannot manage our future growth effectively, our inability to obtain the commercial contracts necessary to facilitate direct delivery of our natural gas production on commercially reasonable terms; the risks of construction delays, cost overruns, and negative effects on our financial and operational performance associated with midstream projects; the potential fundamental impact on our business if our assessments of the Beetaloo are materially inaccurate; the uncertainties in estimating existing quantities of proved and possible reserves; our dependence on certain members of management and our technical team; our limited control over properties operated by others or through joint ventures; the concentration of all our assets and operations in the Beetaloo, making us susceptible to region-specific risks; our inability to make accretive acquisitions or successfully integrate acquired businesses or assets, including in connection with the Falcon acquisition (as defined herein); operating hazards that could result in liabilities for which we may not have adequate insurance coverage; the risks inherent to the exploration and production of natural gas; delays and cost overruns resulting from the long term development schedule of natural gas projects; the substantial doubt raised by our recurring operational losses, negative cash flows, and

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cumulative net losses about our ability to continue as a going concern; our ability to attract a third-party partner and secure permitting to develop an additional LNG export terminal on the Middle Arm Precinct located within the Darwin Harbour, in the Northern Territory; financial crises; events outside our control, such as epidemics, geopolitical instability, or terrorist attacks; cybersecurity threats and disruptions, as well as any compromised information or systems resulting from such disruptions; potential legal proceedings that result in liabilities; risks related to corporate social responsibility and our estimates thereof; complex laws and regulations that could affect our operational costs and feasibility or lead to significant liabilities; community opposition that could result in costly delays and impede our ability to obtain necessary government approvals; exploration and development activities in the Beetaloo that may lead to legal disputes, operational disruptions, and reputational damage due to native title and heritage issues; the requirement to produce natural gas on a Scope 1 net zero basis upon commencement of commercial production, with internal goals for operational net zero, which may increase our production costs; the increased attention to environmental, social and governance (“ESG”) matters and environmental conservation measures that could adversely impact our business operations; restrictions and delays that may result from federal and local initiatives relating to hydraulic fracturing; reduced demand for the natural gas we produce or increased compliance costs due primarily to risks related to climate change; limitations on our ability to pursue business strategies if we incur costs related to a failure to comply with environmental, health or safety regulations; potential future regulation by the Northern Territory of Australia; unanticipated water and waste disposal costs as a result of increased water-related laws and regulations; restrictions on drilling, completion, production or related activities intended to protect certain species of wildlife; increased costs of compliance with evolving data privacy laws; risks related to our corporate structure; risks related to our common stock and CDIs; and the other risk factors discussed in this prospectus and the Company’s filings with the SEC.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this prospectus are based on certain assumptions and analyses made in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While we continually review trends and uncertainties affecting our results of operations and financial condition, we do not assume any obligation to update or supplement any particular forward-looking statements contained in this report, except as required by law.

Additionally, certain forward-looking and other statements in this report or other locations, such as our corporate website, regarding ESG matters are informed by various ESG standards and frameworks (which may include standards for the measurement of underlying data) and the interests of various stakeholders. Accordingly, such information may not be, and should not be interpreted as necessarily being “material” under the federal securities laws for SEC reporting purposes, even if we use the word “material” or “materiality” in such discussions. ESG information is also often reliant on third-party information or methodologies that are subject to evolving expectations and best practices, and our approach to and discussion of these matters may continue to evolve as well. For example, our disclosures may change due to revisions in framework requirements, availability of information, changes in its business or applicable governmental policies, or other factors, some of which may be beyond our control.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.tamboran.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 25, 2025.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 28, 2025.

•	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2025 and December 31, 2025, filed with the SEC on November 13, 2025 and February 11, 2026, respectively.

•

Our Current Reports on Form 8-K filed with the SEC on July  17, 2025, July 28, 2025 (as amended by Form 8-K/A filed September 9, 2025 and Form 8-K/A filed October  17, 2025), September  8, 2025, September  30, 2025, October  3, 2025, October  24, 2025, November  13, 2025, November  25, 2025, December  8, 2025, January  13, 2026, January  15, 2026, January  22, 2026, April  3, 2026 and April 6, 2026.

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on June  26, 2024, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.4 to our Annual Report on Form 10-K for the year ended June 30, 2024, incorporated by reference to our Annual Report on Form 10-K for the year ended June 30, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior

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to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Suite 01, Level 39, Tower One, International Towers Sydney

100 Barangaroo Avenue, Barangaroo NSW 2000

Australia +61 2 8330 6626

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

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THE COMPANY

Tamboran is an early stage, growth-driven independent natural gas exploration and production company focused on an integrated approach to the commercial development of the natural gas resources in the Beetaloo Basin located within the Northern Territory of Australia. We believe natural gas will play a significant role in the transition to cleaner energy and are committed to supporting the global energy transition by developing commercial production of natural gas in the Beetaloo Basin with net zero equity Scope 1 and 2 emissions.

Headquartered in Sydney, Australia, we have been engaged in the development of Australian oil and natural gas reserves since our formation in 2009. Since 2014, we have focused our development activities within the Northern Territory.

We filed our certificate of incorporation with the Secretary of State of Delaware on October 3, 2023.

Our principal executive offices are located at Suite 01, Level 39, Tower One, International Towers Sydney 100 Barangaroo Avenue, Barangaroo NSW 2000 and our telephone number is Australia +61 2 8330 6626.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

General

Pursuant to the Certificate of Incorporation, the total number of shares of all classes of capital stock which the Company shall have authority to issue is 11,000,000,000, consisting of 10,000,000,000 shares of common stock, and 1,000,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). The common stock is subject to the express terms of any series of preferred stock. Each share of common stock shall be equal to every other share of common stock.

The authorized amount of shares of common stock and of preferred stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of capital stock of the Company that pursuant to the Certificate of Incorporation are entitled to vote generally in the election of directors of the Company, voting together as a single class.

Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. Holders of our common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Classification of the Board of Directors

Our Certificate of Incorporation provides that our board of directors is divided into three classes, designated Class I, Class II, and Class III. Each class has an equal number of directors, as nearly equal in number as possible, consisting of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will continue to be elected for a three-year term.

Liquidation and Other Rights

Upon our liquidation, dissolution or winding up and after payment in full, or provision for payment, of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

The common stock has no pre-emptive rights and no redemption, sinking fund or conversion provisions.

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Certain Other Provisions of Our Certificate of Incorporation and Bylaws

The following provisions of our Certificate of Incorporation and Bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•

Advance notice of director nominations and matters to be acted upon at meetings. Our Bylaws contain advance notice requirements for nominations for election of directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•	Amendment to Bylaws. Our Certificate of Incorporation also provides that our board of directors is expressly authorized to adopt, amend or repeal our Bylaws.

•

Shareholder Actions. Our Certificate of Incorporation also provides that action shall be taken by the stockholders only at annual or special meetings of stockholders and stockholders may not act by written consent.

•

Removal of Board of Directors. Our Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of our stock entitled to vote generally in the election of directors. In addition, our Certificate of Incorporation provides that any vacancies on our board of directors, and any newly created directorships, will be filled by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

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Supermajority provisions. The General Corporation Law of the State of Delaware (the “DGCL”) provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that, in addition to any vote required by our governing documents or applicable law or securities exchange rule or regulation, the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•	the provisions regarding preferred stock;

•	the provisions regarding directors;

•	the provisions regarding indemnification;

•	the provisions regarding director and officer liability;

•	the provisions regarding stockholder action;

•	the provisions regarding cumulative voting;

•	the provisions regarding advance notice of stockholder action and business;

•	the provisions regarding venue;

•	the provisions regarding business combinations with interested stockholders; and

•	the amendment provision.

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Forum Selection Clause. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Litigation Division) or the federal district court for the District of Delaware) will be the sole and exclusive forum for any claims that

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(i) are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our certificate of incorporation provides that federal district courts of the United States of America will be the sole and exclusive forum for claims under the Securities Act. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the forum provision in our Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We will inform our investors in each report filed in accordance with the Exchange Act that we describe the terms of our common stock that the forum provision in our Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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Preferred Stock. In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Certificate of Incorporation, as it may be amended or restated from time to time, and the applicable rules of any stock exchanges upon which the common stock is listed at such time. The consent of our stockholders would not be required for any such issuance of preferred stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “TBN.”

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DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, units, or rights issued by us that may be offered and sold pursuant to this prospectus.

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GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

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So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

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As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

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Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

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PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

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LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Tamboran Resources Corporation. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Tamboran Resources Corporation appearing in Tamboran Resources Corporation’s Annual Report on Form 10-K for the year ended June 30, 2025, including schedules appearing therein, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements). Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such consolidated financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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2,266,729 Shares

COMMON STOCK

PROSPECTUS SUPPLEMENT

Placement Agent

RBC Capital Markets

April 7, 2026